                                                               EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                Six Months Ended June 29, 1997 and June 30, 1996

(Thousands of Dollars and Shares Except Per Share Data)



                                           1997               1996(a)
                                     -----------------   -----------------
                                                Fully               Fully
                                     Primary   Diluted   Primary   Diluted
                                     -------   -------   -------   -------

Net earnings                        $ 38,675    38,675    30,351    30,351
Interest and amortization on 6%
 convertible notes, net of taxes (b)       -         -         -         -
                                     -------   -------   -------   -------
Net earnings applicable to
 common shares                      $ 38,675    38,675    30,351    30,351
                                     =======   =======   =======   =======

Weighted average number of shares
 outstanding:(c)
  Outstanding at beginning of
   period                            128,863   128,863   131,017   131,017
  Actual exercise of stock
   options and warrants                  555       555       234       234
  Assumed exercise of stock
   options and warrants                2,302     2,801     1,629     1,629
  Actual conversion of 6%
   convertible notes                       8         8         1         1
  Assumed conversion of 6%
   convertible notes (b)                   -         -         -         -
  Purchase of common stock            (1,203)   (1,203)     (510)     (510)
                                     -------   -------   -------   -------
  Total                              130,525   131,024   132,371   132,371
                                     =======   =======   =======   =======

Per common share:
  Net earnings                      $    .30       .30       .23       .23
                                     =======   =======   =======   =======

(a) Adjusted to reflect the three-for-two stock split paid March 21, 1997.
(b) The effect of these notes is antidilutive and as such is not included.
(c) Computation to arrive at the average number is a weighted average computation.